Exhibit 10(b)

Execution Copy
CREDIT AGREEMENT DATED AS OF MARCH 8, 2004 AMONG PEOPLES ENERGY CORPORATION, THE FINANCIAL INSTITUTIONS PARTY HERETO AND ABN AMRO BANK N.V. as Agent ABN AMRO INCORPORATED as Arranger and Bookrunner

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of March 8, 2004 among Peoples Energy Corporation, an Illinois corporation (the "Borrower"), the financial institutions from time to time party hereto (each a "Bank," and collectively the "Banks") and ABN AMRO Bank N.V. in its capacity as agent for the Banks hereunder (in such capacity, the "Agent").

WITNESSETH THAT:

WHEREAS, the Borrower desires to obtain the several commitments of the Banks to make available a three-year revolving credit facility for loans (the "Revolving Credit"), as described herein; and

WHEREAS, the Banks are willing to extend such commitments subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1 Definitions. The following terms when used herein have the following meanings:

"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Agent.

"Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with their correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary shall be deemed an Affiliate of the Borrower and each Subsidiary.

"Agent" is defined in the first paragraph of this Agreement and includes any successor Agent pursuant to Section 10.7 hereof.

"Agreement" means this Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

"Applicable Margin" means, at any time (i) with respect to Base Rate Loans, the Base Rate Margin and (ii) with respect to LIBOR Loans, the LIBOR Margin.

"Applicable Telerate Page" is defined in Section 2.3(b) hereof.

"Approved Fund" means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

"Assignment and Assumption" means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.12(b)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

"Authorized Representative" means those persons shown on the list of officers provided by the Borrower pursuant to Section 6.1(e) hereof, or on any such updated list provided by the Borrower to the Agent, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Agent.

"Bank" is defined in the first paragraph of this Agreement.

"Base Rate" is defined in Section 2.3(a) hereof.

"Base Rate Loan" means a Loan bearing interest prior to maturity at a rate specified in Section 2.3(a) hereof.

"Base Rate Margin" means the percentage set forth in Schedule 1A hereto beside the then applicable Credit Rating.

"Borrower" is defined in the first paragraph of this Agreement.

"Borrowing" means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Banks according to their Percentages. A Borrowing is "advanced" on the day Banks advance funds comprising such Borrowing to the Borrower, is "continued" on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is "converted" when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a).

"Business Day" means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a LIBOR Loan, on which banks are dealing in U.S. Dollars in the interbank market in London, England.

"Capital" means, as of any date of determination thereof, without duplication, the sum of Consolidated Net Worth plus Indebtedness.

"Capital Lease" means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

"Capital Ratio" means, for any fiscal quarter of the Borrower, the ratio, rounded downwards to two decimal points, of the sum of Indebtedness for such fiscal quarter to the sum of Capital for such fiscal quarter.

"Capitalized Lease Obligations" means, for any Person, the amount of such Person's liabilities under Capital Leases determined at any date in accordance with GAAP.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commitment Fee Rate" means the percentage set forth on Schedule 1A hereto beside the then applicable Credit Rating.

"Compliance Certificate" means a certificate in the form of Exhibit B hereto.

"Consolidated EBIT" means, for any period, for the Borrower and its Consolidated Subsidiaries, (A) the sum of the amounts for such period of (i) consolidated net income, (ii) net income taxes in respect of such period (such amount to be a positive number in cases where net cash taxes are payable and zero in cases where a cash refund in respect of taxes paid is due), (iii) consolidated interest expense, and (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of (i) interest income and (ii) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Worth" means, as of the date of any determination thereof, the amount reflected as shareholders equity upon a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.

"Consolidated Subsidiary" means, as to any Person, each subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated, with the financial statements of such Person in accordance with GAAP, including principles of consolidation.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

"Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Credit Documents" means this Agreement, the Notes and the Fee Letter.

"Credit Event" means the Borrowing of any Loan.

"Credit Rating" means, at any time, the long-term senior unsecured non-credit enhanced debt rating of the Borrower as determined by Standard & Poors' Ratings Services and Moody's Investors Service.

"Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

"EBIT" means, for any period, for the Borrower or any of its Subsidiaries, (A) the sum of the amounts for such period of (i) net income, (ii) net income taxes in respect of such period (such amount to be a positive number in cases where net cash taxes are payable and zero in cases where a cash refund in respect of taxes paid is due), (iii) interest expense, and (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of (i) interest income and (ii) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined in accordance with GAAP.

"Effective Date" means March 8, 2004.

"Eligible Assignee" means (a) a Bank, (b) an Affiliate of a Bank, and (c) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

"Environmental and Health Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), or the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance or the clean-up or other remediation thereof.

"ERISA" is defined in Section 5.8 hereof.

"Event of Default" means any of the events or circumstances specified in Section 8.1 hereof.

"Existing Credit Agreements" means the Borrower's existing 364-day and 3-year Credit Agreements, each dated as of March 10, 2003, among the Borrower, ABN AMRO Bank N.V., as administrative agent, and the financial institutions party thereto, as amended from time to time.

"Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate set forth in Section 2.3(a) hereof.

"Fee Letter" means that certain letter among the Agent and the Borrower dated January

23, 2004 pertaining to fees to be paid by the Borrower to the Agent for its sole account and benefit.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means generally accepted accounting principles as in effect in the United States from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower's financial statements furnished to the Banks as described in Section 5.4 hereof.

"Granting Bank" is defined in Section 11.12(g) hereof.

"Guarantee" means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term "Guarantee" shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

"Hazardous Material" means any substance or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof) and (b) any other material or substance classified or regulated as "hazardous" or "toxic" pursuant to any Environmental and Health Law.

"Indebtedness" means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (other than in respect of trade accounts payable arising in the ordinary course of business, customer deposits, provisions for rate refunds (if any), deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits and employee welfare plans); (iii) all Capitalized Lease Obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Indebtedness of others Guaranteed by such Person; and (vi) all obligations of such Person, contingent or otherwise, in respect of any letters or credit (whether commercial or standby) or bankers' acceptances.

"Interest Period" is defined in Section 2.6 hereof.

"Lending Office" is defined in Section 9.4 hereof.

"LIBOR" is defined in Section 2.3(b) hereof.

"LIBOR Loan" means a Loan bearing interest prior to maturity at the rate specified in Section 2.3(b) hereof.

"LIBOR Margin" means the percentage set forth in Schedule 1A hereto beside the then applicable Credit Rating.

"LIBOR Reserve Percentage" is defined in Section 2.3(b) hereof.

"Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a "Lien."

"Loan" is defined in Section 2.1(a) hereof and, as so defined, includes a Base Rate Loan or LIBOR Loan, each of which is a "type" of Loan hereunder.

"Material Adverse Effect" means a material adverse effect on (i) the business, financial position or results of operations of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Credit Documents, (iii) the validity or enforceability of the obligations of the Borrower, (iv) the rights and remedies of the Banks or the Agent against the Borrower or (v) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrower hereunder.

"Material Subsidiary" means a Subsidiary of the Borrower, which meets any of the following conditions:

(1) the book value of the Subsidiary's assets exceeds ten percent (10%) of the book value of the assets of the Borrower and its other Subsidiaries consolidated as of the end of the most recently completed fiscal quarter; or

(2) the Subsidiary's EBIT exceeds ten percent (10%) of Consolidated EBIT as of the end of the most recently completed fiscal quarter and the twelve month period ending therewith.

"Non-Recourse Indebtedness" means all Indebtedness of the Borrower or any Consolidated Subsidiary that is non-recourse to the Borrower and any Consolidated Subsidiary.

"Note" is defined in Section 2.10(a) hereof.

"Obligations" means all fees payable hereunder, all obligations of the Borrower to pay principal or interest on Loans, and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

"Peoples Gas" means The Peoples Gas Light and Coke Company, an Illinois corporation.

"Percentage" means, for each Bank, the percentage of the Revolving Credit Commitments represented by such Bank's Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Bank of the aggregate principal amount of all outstanding Obligations.

"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

"Plan" means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"PBGC" is defined in Section 5.8 hereof.

"Pricing Date" is defined in Schedule 1A hereto.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

"Reference Banks" means ABN AMRO Bank N.V., Bank One, NA and Bank of America, N.A. In the event that any of such Banks ceases to be a "Bank" hereunder or fails to provide timely quotations of interests rates to the Agent as and when required by this Agreement, then such Bank shall be replaced by a new reference bank jointly, designated by the Agent and the Borrower.

"Required Banks" means, as of the date of determination thereof, Banks holding at least sixty-six and two-thirds percent 66-2/3% of the Percentages.

"Revolving Credit Commitment" is defined in Section 2.1 hereof.

"SEC" means the Securities and Exchange Commission.

"SEC Reports" means all reports that are filed prior to the Effective Date by the Borrower and its Material Subsidiaries with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended.

"Security" has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

"Significant Subsidiary" means a Subsidiary of the Borrower which meets any of the following conditions:

(1) the book value of the Subsidiary's assets exceeds twenty percent (20%) of the book value of the assets of the Borrower and its other Subsidiaries consolidated as of the end of the most recently completed fiscal quarter; or

(2) the Subsidiary's EBIT exceeds twenty percent (20%) of Consolidated EBIT as of the end of the most recently completed fiscal quarter and the twelve month period ending therewith.

"SPC" is defined in Section 11.12(b) hereof.

"Subsidiary" means, as to the Borrower, any corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Borrower or by one or more of its Subsidiaries.

"Telerate Service" means the Moneyline Telerate.

"Termination Date" means March 8, 2007.

"Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

"U.S. Dollars" and "$" each means the lawful currency of the United States of America.

"Voting Stock" of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person.

"Welfare Plan" means a "welfare plan", as defined in Section 3(l) of ERISA.

"Wholly-Owned" when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors' qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

Section 1.2 Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 2. THE REVOLVING CREDIT.

Section 2.1 The Loan Commitment. Subject to the terms and conditions hereof, each Bank, by its acceptance hereof, severally agrees to make a loan or loans (individually a "Loan" and collectively "Loans") to the Borrower from time to time on a revolving basis in an aggregate outstanding amount up to the amount of its revolving credit commitment set forth on the applicable signature page hereof (such amount, as increased or reduced pursuant to Section 2.12 or changed as a result of one or more assignments under Section 11.12, its "Revolving Credit Commitment" and, cumulatively for all the Banks, the "Revolving Credit Commitments") before the Termination Date, provided that the sum of the aggregate amount of Loans at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Loans shall be made ratably from the Banks in proportion to their respective Percentages. As provided in Section 2.5(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or LIBOR Loans. Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to all the terms and conditions hereof. The initial amount of Revolving Credit Commitments under this Agreement equals $225,000,000.

Section 2.2 [Reserved].

Section 2.3 Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed (x) at all times the Base Rate is based on the rate described in clause (i) of the definition thereof, on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed or (y) at all times the Base Rate is based on the rate described in clause (ii) of the definition thereof, on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a LIBOR Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

"Base Rate" means for any day the greater of:

    the rate of interest announced by ABN AMRO Bank N.V. from time to time as its prime rate, or equivalent, for U.S. Dollar loans as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; and

    the sum of (x) the rate determined by the Agent to be the prevailing rate per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) for the purchase at face value of overnight Federal funds in an amount comparable to the principal amount owed to ABN AMRO Bank N.V. for which such rate is being determined, plus (y) one-half of one percent (0.50%).

(b) LIBOR Loans. Each LIBOR Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

"LIBOR" means, for an Interest Period for a Borrowing of LIBOR Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) at which deposits in U.S. Dollars in immediately available funds are offered to each Reference Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank LIBOR market for delivery on the first day of and for a Period equal to such Interest Period in an amount equal or comparable to the principal amount of the LIBOR Loan scheduled to be made by such Reference Bank as part of such Borrowing.

"LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one-sixteenth of one percent) for deposits in U.S. Dollars, for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the LIBOR Loan scheduled to be made by ABN AMRO Bank N.V. as part of such Borrowing, which appears on the Applicable Telerate Page, as appropriate for such currency, as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

"Applicable Telerate Page" means the display page designated as "Page 3750" on the Telerate Service (or such other page as may replace such page, as appropriate, on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits in U.S. Dollars).

"LIBOR Reserve Percentage" means for any Borrowing of LIBOR Loans from any Bank, the daily average for the applicable Interest Period of the actual effective rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are maintained by such Bank during such Interest Period pursuant to Regulation D of the Board of Governors of the Federal Reserve System (or any successor) on "LIBOR liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Loans shall be deemed to be "LIBOR liabilities" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

(c) Rate Determinations. The Agent shall determine each interest rate applicable to Obligations and the amount of all Obligations, and a determination thereof by the Agent shall be conclusive and binding except in the case of manifest error.

Section 2.4 Minimum Borrowing Amounts. Each Borrowing of Base Rate Loans shall be in an amount not less than $1,000,000 and in integral multiples of $500,000. Each Borrowing of LIBOR Loans shall be in an amount not less than $2,000,000 and in integral multiples of $1,000,000.

Section 2.5 Manner of Borrowing Loans and Designating Interest Rates Applicable to Loans. (a) Notice to the Agent. The Borrower shall give notice to the Agent by no later than 10:00 a.m. (Chicago time) (i) at least three (3) Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of LIBOR Loans and (ii) at least one (1) Business Day before the date on which the Borrower requests the Banks to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.4's minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of LIBOR Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as LIBOR Loans for an Interest Period or Interest Periods specified by the Borrower or convert part or all of such Borrowing into Base Rate Loans, (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into LIBOR Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting, the advance, continuation, or conversion of a Borrowing to the Agent by telephone or facsimile (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of LIBOR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of LIBOR Loans into Base Rate Loans or of Base Rate Loans into LIBOR Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation, or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. The Borrower agrees that the Agent may rely on any such telephonic or facsimile notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent has acted in reliance thereon. There may be no more than fifteen different Interest Periods in effect at any one time, provided that for purposes of determining the number of Interest Periods in effect at any one time, all Base Rate Loans shall be deemed to have one and the same Interest Period.

(b) Notice to the Banks. The Agent shall give prompt telephonic or facsimile notice to each Bank of any notice from the Borrower received pursuant to Section 2.5(a) above. The Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of LIBOR Loans.

(c) Borrower's Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 6.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Agent within the period required by Section 2.5(a) that it intends to convert such Borrowing into a Borrowing of LIBOR Loans or notifies the Agent within the period required by Section 2.8(a) that it intends to prepay such Borrowing. If the Borrower fails to give notice pursuant to Section 2.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of LIBOR Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and has not notified the Agent within the period required by Section 2.8(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 6.2 hereof. The Agent shall promptly notify the Banks of the Borrower's failure to so give a notice under Section 2.5(a).

(d) Disbursement of Loans. Not later than 11:00 a.m. (Chicago time) on the date of any requested advance of a new Borrowing of LIBOR Loans, and not later than 12:00 noon (Chicago time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 6 hereof, each Bank shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Agent in Chicago, Illinois. The Agent shall make available to the Borrower Loans at the Agent's principal office in Chicago, Illinois or such other office as the Agent has previously agreed in writing to with the Borrower, in each case in the type of funds received by the Agent from the Banks.

(e) Agent Reliance on Bank Funding. Unless the Agent shall have been notified by a Bank before the date on which such Bank is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Agent may assume that such Bank has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Agent, such Bank shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Agent at a rate per annum equal to the Federal Funds Rate. If such amount is not received from such Bank by the Agent immediately upon demand, the Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, provided that such a repayment by the Borrower shall not be subject to Section 2.11 hereof.

Section 2.6 Interest Periods. As provided in Section 2.5(a) hereof, at the time of each request to advance, continue, or create by conversion a Borrowing of LIBOR Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last Business Day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter), and (b) in the case of LIBOR Loans, 1, 2, 3, or 6 months thereafter; provided, however, that:

(a) any Interest Period for a Borrowing of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(b) for any Borrowing of LIBOR Loans, the Borrower may not select an Interest Period that extends beyond the Termination Date;

(c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of LIBOR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d) for purposes of determining an Interest Period for a Borrowing of LIBOR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.7 Maturity of Loans. Unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), each Loan shall mature and become due and payable by the Borrower on the Termination Date.

Section 2.8 Prepayments. (a) The Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, (ii) if such Borrowing is of LIBOR Loans, in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof and (iii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.4 hereof remains outstanding) any Borrowing of LIBOR Loans upon three Business Days' prior notice to the Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered to the Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment. In the case of LIBOR Loans, any amounts owing under Section 2.11 hereof as a result of such prepayment shall be paid contemporaneously with such prepayment. The Agent will promptly advise each Bank of any such prepayment notice it receives from the Borrower. Any amount paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(b) At any time that the Borrower becomes aware, or should have become aware (pursuant to Borrower's ordinary business practices) that the aggregate amount of outstanding Loans shall at any time for any reason exceed the Revolving Credit Commitments then in effect, the Borrower shall, immediately notify the Agent of this determination. Within two (2) Business Days of the delivery of the notice described in the preceding sentence, the Borrower shall, without further notice or demand, pay the amount of such excess to the Agent for the ratable benefit of the Banks as a prepayment of the Loans. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and shall be subject to Section 2.11.

Section 2.9 Default Rate. If any payment of principal on any Loan or other Obligation is not made when due (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed or, if based on the rate described in clause (i) of the definition of Base Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

(a) for any Base Rate Loan or Obligation other than a LIBOR Loan, the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect; and

(b) for any LIBOR Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect.

Section 2.10 Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Bank under the Credit Documents, the Borrower shall promptly execute and deliver to such Bank a promissory note in the form of Exhibit A hereto (each such promissory note is hereinafter referred to as a "Note" and collectively such promissory notes are referred to as the "Notes").

(b) The Register maintained by the Agent pursuant to Section 11.12(c) shall include a control account, and a subsidiary account for each Bank, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Bank's share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Bank in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Bank and, in the case of such account or accounts, such Bank, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Bank to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.11 Funding Indemnity. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense (excluding loss of margin) incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

(a) any payment (whether by acceleration or otherwise), prepayment or conversion of a LIBOR Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow or continue a LIBOR Loan, or to convert a Base Rate Loan into a LIBOR Loan, on the date specified in a notice given pursuant to Section 2.5(a) or established pursuant to Section 2.5(c) hereof,

(c) any failure by the Borrower to make any payment of principal on any LIBOR Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a LIBOR Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive absent manifest error.

Section 2.12 Revolving Credit Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days' prior written notice to the Agent, to terminate the Revolving Credit Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) allocated ratably among the Banks in proportion to their respective Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the amount of all Loans then outstanding. The Agent shall give prompt notice to each Bank of any such termination of Revolving Credit Commitments. Any termination of Revolving Credit Commitments pursuant to this Section 2.12 may not be reinstated.

Section 2.13 Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the LIBOR Loans, additional interest on the related LIBOR Loans of such Bank at a rate per annum equal to the excess of (i)(A) the applicable LIBOR rate (or other base rate determined pursuant to Section 2.9(b)) divided by (B) one minus the LIBOR Reserve Percentage over (ii) the rate specified in clause (i)(A). Any computation by a Bank of such additional interest shall be conclusive absent manifest error. Any

Bank wishing to require payment of such additional interest (x) shall notify the Borrower and the Agent that it is subject to LIBOR reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor regulation), in which case such additional interest on the LIBOR Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least five (5) Business Days after the giving of such notice and (y) shall notify the Borrower at least five (5) Business Days prior to each date on which interest is payable on the LIBOR Loans of the amount then due under this Section.

Section 2.14 Arbitrage Compensation. If at the time of the making of any Loan hereunder, the interest rate payable hereunder in respect of such Loan is less than the rate (as determined by the Agent in consultation with the Borrower) at which funds of comparable term and amount are generally available to the Borrower in the commercial paper market (the "CP Rate") (an "Arbitrage Condition"), the Borrower agrees to pay to the Agent for the account of each Bank arbitrage compensation on such Loan at a rate equal to the difference between the effective interest rate payable hereunder (inclusive of all fees) in respect of such Loan and the CP Rate as applied to such Loan. Such payments shall continue, at the time and in the manner set forth for payments of interest on such Loan, for as long as the Arbitrage Condition continues. Upon the termination of the Arbitrage Condition for any reason (as determined by the Agent in consultation with the Borrower), such payments shall no longer be due with respect to such Loan, even if a future Arbitrage Condition were to occur prior to repayment in full of such Loan.

SECTION 3. FEES.

Section 3.1 Fees.

(a) Commitment Fee. For the period from the Effective Date to and including the Termination Date, Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages a commitment fee accruing at a rate per annum equal to the Commitment Fee Rate on the average daily amount of the unused Revolving Credit Commitments. Such commitment fee is payable in arrears on March 31, 2004, on the last Business Day of each calendar quarter thereafter and on the Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

(b) Agent Fees. The Borrower shall pay to the Agent for the sole account of the Agent the fees agreed to between the Agent and the Borrower in the Fee Letter or as otherwise agreed in writing between them.

(c) Fee Calculations. All fees payable under this Agreement shall be payable in U.S. Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. All determinations of the amount of fees owing hereunder (and the components thereof) shall be made by the Agent and shall be conclusive absent manifest error.

Section 3.2 Replacement of Banks. If any Bank requests compensation pursuant to Section 9.3 or 11.1 hereof, or any Bank's obligations to make Loans shall be suspended pursuant to Section 9.1 or 9.2 hereof, or any Bank becomes a Defaulting Bank pursuant to Section 11.13 hereof (any such Bank requesting such compensation, or whose obligations are so suspended, or that becomes and remains a Defaulting Bank being herein called a "Subject Bank"), the Borrower, upon three Business Days' notice, may require that such Subject Bank enter into an agreement in form and substance satisfactory to the Borrower and the Agent which transfers all of its right, title and interest under this Agreement and such Subject Bank's Note to any bank or other financial institution (a "Proposed Bank") identified by the Borrower that is satisfactory to the Agent (i) if such Proposed Bank agrees to assume all of the obligations of such Subject Bank hereunder, and to purchase all of such Subject Bank's Loans for a consideration equal to the aggregate outstanding principal amount of such Subject Bank's Loans, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Subject Bank of all other amounts payable hereunder to such Subject Bank on or prior to the date of such transfer (including any fees accrued hereunder, any requested compensation pursuant to Section 9.3 or 11.1 hereof and any amounts that would be payable under Section 2.11 hereof as if all of such Subject Bank's Loans were being prepaid in full on such date) and (ii) if such Subject Bank has requested compensation pursuant to Section 9.3 or 11.1 hereof, such Proposed Bank's aggregate requested compensation, if any, pursuant to said Section 9.3 or 11.1 with respect to such Subject Bank's Loans is lower than that of the Subject Bank, and thereupon such Proposed Bank shall be a "Bank" for all purposes of this Agreement.

SECTION 4. PLACE AND APPLICATION OF PAYMENTS.

Section 4.1 Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other amounts payable by the Borrower under the Credit Documents, shall be made by the Borrower to the Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the principal office of the Agent in New York, New York, pursuant to the payment instructions set forth on Part A of Schedule 4 hereof (or such other location in the, United States as the Agent may designate to the Borrower), in each case for the benefit of the Person or Persons entitled thereto. Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made free and clear of, and without deduction for, any set-off, counterclaim, levy, or any other deduction of any kind in U.S. Dollars, in immediately available funds at the place of payment. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or applicable fees ratably to the Banks and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:

Section 5.1 Corporate Organization and Authority. The Borrower is duly organized and existing in good standing under the laws of the State of Illinois; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and, in good standing in each jurisdiction in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.

Section 5.2 Subsidiaries. Schedule 5.2 (as updated from time to time pursuant to Section 7.6(b) hereof or otherwise from time to time in writing by the Borrower) hereto identifies each Subsidiary and the jurisdiction of its incorporation. Each Material Subsidiary is duly incorporated and existing in good standing as a corporation under the laws of the jurisdiction of its incorporation, has all necessary corporate power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable except as set forth on Schedule 5.2 hereto. All such shares owned by the Borrower are owned beneficially, and of record, free of any Lien, except as permitted in Section 7.9.

Section 5.3 Corporate Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations under the Credit Documents to which it is a party. Each Credit Document to which it is a party has been duly authorized, executed and delivered by the Borrower and constitutes valid and binding obligations of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Credit Document, nor the performance or observance by the Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or any material Contractual Obligation of or affecting the Borrower or any of its Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower.

Section 5.4 Financial Statements. All financial statements heretofore delivered to the Banks showing historical performance of the Borrower for each of the Borrower's fiscal years ending on or before September 30, 2003, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. Each of such financial statements fairly presents on a consolidated basis the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. The Borrower and its Subsidiaries have no material contingent liabilities other than those disclosed in the financial statements or in comments or footnotes thereto, or in any report supplementary thereto, most recently furnished to the Banks as of the time such representation and warranty is made, including reports of the Borrower filed with the SEC from time to time. Since December 31, 2003, there has been no event or series of events which has resulted in a Material Adverse Effect.

Section 5.5 No Litigation; No Labor Controversies. (a) Except as set forth in the SEC Reports, there is no litigation or governmental proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary in which there is a reasonable possibility of an adverse decision which, if adversely determined, could (individually or in the aggregate) have a Material Adverse Effect.

(b) Except as set forth in the SEC Reports, there are no labor controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary which could (insofar as the Borrower may reasonably foresee) have a Material Adverse Effect.

Section 5.6 Taxes. The Borrower and its Subsidiaries have filed (i) all United States federal and state tax returns required to be filed, and (ii) all other tax returns required to be filed, the failure of which to be filed could have a Material Adverse Effect, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower or any of its Material Subsidiaries (individually or in the aggregate). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate and in conformance with GAAP.

Section 5.7 Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any Subsidiary or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Credit Document to which it is a party.

Section 5.8 ERISA. With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 5.9 Government Regulation. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "registered holding company", or a "Subsidiary company" of a "registered holding company", or an "affiliate" of a "registered holding company" or of a "Subsidiary company" of a "registered holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.10 Margin Stock; Proceeds. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock ("margin stock" to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The Borrower will not use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System. The Borrower is

not subject to regulation under the Investment Company Act of 1940. In addition, the Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940. Proceeds of the Loans will only be used to backstop commercial paper issued by the Borrower and for general corporate purposes.

Section 5.11 Licenses and Authorizations; Compliance with Laws. (a) The Borrower and each of its Subsidiaries is in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities except for any such law, regulation, ordinance or order which, the failure to comply therewith, could not reasonably expected to have a Material Adverse Effect.

(b) In the ordinary course of its business, the Borrower and its Subsidiaries conduct an ongoing review of the effect of Environmental and Health Laws on the Properties and all aspects of the business and operations of the Borrower and its Subsidiaries in the course of which the Borrower identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of Properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with standards imposed by law and any actual or potential liabilities to third parties, including employees or governmental entities, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental and Health Laws are unlikely to have any Material Adverse Effect, except as provided in the SEC Reports.

(c) Except as set forth in the SEC Reports, neither the Borrower nor any Subsidiary has given, nor is it required to give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any governmental entity or in connection with any court proceeding which could reasonably have a Material Adverse Effect claiming that: (i) the Borrower or any Subsidiary has violated any Environmental and Health Law; (ii) there has been a release, or there is a threat of release, of Hazardous Materials from the Borrower's or any Subsidiary's Property, facilities, equipment or vehicles; (iii) the Borrower or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of Hazardous Materials; or (iv) any of the Borrower's or any Subsidiary's property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any Environmental and Health Law arising from, or costs incurred by such governmental entity in response to, a release of a Hazardous Materials.

Section 5.12 Ownership of Property; Liens. The Borrower has good title to all of the voting securities of its Subsidiaries which it is required to own pursuant to Section 7.12(b) hereof. The voting securities of any Subsidiary are not subject to any lien except as provided in Section 7.9 hereof.

Section 5.13 No Burdensome Restrictions; Compliance with Agreements. Neither the Borrower nor any Subsidiary is (a) party or subject to any law, regulation, rule or order, or any Contractual Obligation that (individually or in the aggregate) has had a Material Adverse Effect. or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could have a Material Adverse Effect.

Section 5.14 Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, to the best of the Borrower's knowledge, after due inquiry, true and accurate in all material respects and not misleading on the date as of which such information is stated or certified.

SECTION 6. CONDITIONS PRECEDENT.

The obligation of each Bank to advance any Loan shall be subject to the following conditions precedent:

Section 6.1 Initial Credit Event. Before or concurrently with the Effective Date:

(a) The Agent shall have received for each Bank the favorable written opinion of McGuireWoods, LLP, counsel to the Borrower in substantially the form attached hereto as Exhibit C hereto;

(b) The Agent shall have received for each Bank copies of (i) the Articles of Incorporation, together with all amendments and (ii) the Borrower's bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;

(c) The Agent shall have received for each Bank copies of resolutions of the Borrower's Board of Directors authorizing the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on the Borrower's behalf, all certified in each instance by its Secretary or an Assistant Secretary;

(d) The Agent shall have received for each Bank that has requested one, such Bank's duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10(a) hereof;

(e) The Agent shall have received for each Bank a duly executed original of (i) this Agreement, (ii) a list of the Borrower's Authorized Representatives and (iii) such other documents as the Agent may reasonably request on behalf of any Bank;

(f) All legal matters incident to the execution and delivery, of the Credit Documents shall be satisfactory to the Banks;

(g) The Agent shall have received a certificate by the chief financial officer of the Borrower, stating that on the Effective Date no Default or Event of Default has occurred and is continuing, that all representations and warranties set forth herein are true and correct as of such date, and that the Existing Credit Agreements have been terminated;

(h) The Agent shall have received a duly executed original of the Fee Letter together with any fees then payable thereunder, and each Bank shall have received its participation fee; and

(i) The Agent shall have received a duly executed Compliance Certificate containing information as of the last day of December, 2003.

Section 6.2 All Credit Events. As of the time of each Credit Event hereunder:

(a) The Agent shall have received the notice required by Section 2.5 hereof;

(b) Each of the representations and warranties set forth in Section 5 hereof (except the last sentence of Section 5.4) shall be and remain true and correct in all material respects as of said time, taking into account any amendments to such Section (including without limitation any amendments, modifications and updates to the Schedules referenced therein) made after the date of this Agreement in accordance with its provisions, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date; and

(c) The Borrower shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event.

Each request for a Borrowing consisting of an advance of a Loan hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b) and (c) of this Section 6.2.

SECTION 7. COVENANTS.

The Borrower covenants and agrees that, so long as any Note is outstanding hereunder, or any Revolving Credit Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

Section 7.1 Corporate Existence; Subsidiaries. Borrower shall, and shall cause each of its Material Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 7.12 hereof. Together with any financial statements delivered pursuant to Section 7.6 hereof, Borrower shall deliver an updated Schedule 5.2 to reflect any material changes from the existing Schedule 5.2.

Section 7.2 Maintenance. The Borrower will maintain, preserve and keep its plants, Properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, Properties and equipment shall be reasonably preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 7.2 shall prevent the Borrower or a Subsidiary from discontinuing the operation or maintenance of any such Properties if such discontinuance is not disadvantageous to the Banks or the holders of the Notes, and is, in the judgment of the Borrower, desirable in the conduct of its business or the business of its Subsidiaries.

Section 7.3 Taxes. The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower.

Section 7.4 ERISA. The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries' intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Agent will promptly distribute to each Bank any notice it receives from the Borrower pursuant to this Section 7.4.

Section 7.5 Insurance. The Borrower will insure, and keep insured, and will cause each of its Subsidiaries to insure, and keep insured, with good and responsible insurance companies, all insurable Property owned by it of a character usually insured by companies similarly situated and operating like Property. To the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses, the Borrower will also insure, and cause each of its Subsidiaries to insure, employers' and public and product liability risks with good and responsible insurance companies. The Borrower will upon request of the Agent on behalf of any Bank furnish to the Agent a general summary setting forth the nature of the insurance maintained pursuant to this Section 7.5.

Section 7.6 Financial Reports and Other Information. (a) The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as any Bank may reasonably request; and without any request, the Borrower will furnish each of the following to each Bank:

  within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the Borrower's financial statements for such fiscal year, including the consolidated balance sheet of the Borrower for such year and the related statement of income and statement of cash flow, as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants' opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

  within sixty (60) days after the end of each of the first three quarterly fiscal periods of the Borrower, a consolidated unaudited balance sheet of the Borrower, and the related statement of income and statement of cash flow, as of the close of such period, all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP and certified by the Borrower's chief financial officer as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby; and

  within five (5) days after Borrower files a Form 8-K with the SEC, a copy of said form 8-K.

(b) Each financial statement furnished to the Banks pursuant to subsection (i) or (ii) of this Section 7.6 shall be accompanied by (A) a written certificate signed by the Borrower's chief financial officer to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same, and (B) a Compliance Certificate in the form of Exhibit B hereto showing the Borrower's compliance with the covenants set forth in Sections 7.9, 7.11, 7.12, 7.14 through 7.17 and Section 7.22 hereof.

(c) The Borrower will promptly (and in any event within five Business Days after an officer of the Borrower has knowledge thereof) give notice to the Agent and each Bank of the occurrence of any Default or Event of Default.

Section 7.7 Bank Inspection Rights. Upon reasonable notice from the Agent or the Required Banks, the Borrower will permit such Banks (and such Persons as any Bank may designate with Borrower's approval, which approval may not be unreasonably withheld or delayed) during normal business hours to visit and inspect, under the Borrower's guidance, any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books of account and related records, and other documents reasonably necessary to verify the accuracy of the information provided by the Borrower from time to time hereunder, and to discuss their respective affairs, finances and accounts with their respective officers, employees and with their independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Banks (and such Persons as any Bank may designate) the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested subject to reasonable limitations on time and intervals of access to be determined by the Borrower; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, not more than one such visit and inspection may be conducted each calendar quarter.

Section 7.8 [Reserved].

Section 7.9 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower or any Subsidiary; provided, however, that this Section 7.9 shall not apply to nor operate to prevent:

(a) Liens arising by operation of law in respect of Property of the Borrower or any of its Subsidiaries which are incurred in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of such Property or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such to such Lien, provided that reserves in conformity with GAAP have been provided on the Books of the Borrower with regard to the obligations secured by such Liens;

(b) Liens securing Non-Recourse Indebtedness provided that any such Lien is limited to the Property being financed by such Indebtedness;

(c) Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary of the Borrower or their respective Properties, not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

(d) Liens arising out of judgments or awards against the Borrower or any Subsidiary of the Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $15,000,000 at any one time outstanding;

(e) Liens upon any Property acquired by the Borrower or any, Subsidiary of the Borrower to secure any Indebtedness of the Borrower or any Subsidiary incurred at the time of the acquisition of such Property to finance the purchase price of such Property, provided, that any such Lien shall apply only to the Property that was so acquired;

(f) Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary of the Borrower or which customarily exist on properties of corporations engaged in similar activities;

(g) Liens existing on the date hereof and listed on Schedule 7.9 hereto;

(h) Liens (i) on any Property of any corporation or other Person (including securities issued by such Person) existing at the time such corporation or Person becomes a Subsidiary of the Borrower and not created in contemplation of such event, (ii) on any Property of any corporation or other Person existing at the time such corporation or other Person is merged or consolidated with or into the Borrower or any of the Subsidiaries and not created in contemplation of such event and (iii) existing on any Property prior to the acquisition thereof by the Borrower or any of its Subsidiaries and not created in contemplation of such acquisition;

(i) Liens securing obligations in respect of capital leases or operating leases on assets subject to such leases, provided that, in the case of capital leases, such capital leases are otherwise permitted hereunder;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to such depository institution;

(k) Rights of first refusal, rights of governmental authorities to approve transfers and other similar restrictions on transfer of any ownership interest of the Borrower or any Subsidiary in connection with any joint venture;

(l) Liens not otherwise permitted by this Section 7.9 on up to twenty percent (20%) of the outstanding shares or voting securities of any or all Subsidiaries;

(m) Liens securing Indebtedness or arising in connection with the securitization of receivables, inventory or similar working capital assets, provided that the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or interests in) such receivables, inventory and/or similar working capital assets shall not at any time exceed in the aggregate $200,000,000;

(n) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (m), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced; and

(o) Liens not otherwise permitted under this Section 7.9 on Property (other than shares of stock or voting securities in any Wholly-Owned Subsidiary) securing Indebtedness that is in an aggregate principal amount not exceeding $100,000,000 at any time outstanding.

The foregoing to the contrary notwithstanding, the Borrower shall not encumber, nor permit the encumbrance of, the equity securities of Peoples Gas which are owned by the Borrower.

Section 7.10 Regulation U; Proceeds. The Borrower will not use any part of the proceeds of any of the Borrowings directly or indirectly to purchase or carry any margin stock (as defined in Section 5.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower will only use proceeds of the Loans to backstop commercial paper issued by the Borrower and for general corporate purposes.

Section 7.11 Sales and Leasebacks. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor providing for the leasing by the Borrower or any Subsidiary of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor, except to the extent (i) such lease is treated as a Capital Lease by the Borrower for financial reporting purposes or (ii) the aggregate amount of all present and future rental payments under such leases entered into by the Borrower or any of its Subsidiaries in any one year which are treated as operating leases by the Borrower for financial reporting purposes does not exceed $60,000,000.

Section 7.12 Mergers, Consolidations and Sales of Assets. (a) The Borrower will not, and will not permit any of its Material Subsidiaries to, (i) consolidate with or be a party to merger with any other Person or (ii) sell, lease or otherwise dispose of all or a "substantial part" of the assets of the Borrower and its Material Subsidiaries; provided, however, that:

(1) any Material Subsidiary of the Borrower may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to the Borrower or any Subsidiary of which the Borrower holds at least the same percentage equity ownership; provided that in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

(2) the Borrower or any public utility Subsidiary of the Borrower may, upon prior notice to the Agent and the Banks, enter into one or more mergers or acquisitions with any other Person so long as (a) in the case of the Borrower, (i) the Borrower is the surviving entity and (ii) the long-term unsecured non-credit enhanced debt rating of the Borrower, after giving effect to such merger or acquisition, is rated both BBB- or better (as determined by Standard & Poors' Rating Services) and Baa3 or better (as determined by Moody's Investors Services, Inc.); and (b) in the case of a public utility Subsidiary of the Borrower, the Borrower will at all times continue to own at least 80% of the equity securities of such public utility Subsidiary.

As used in this Section 7.12(a), a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a "substantial part" of the consolidated assets of the Borrower and its Subsidiaries if the net book value of such assets, when added to the net book value of all other assets (including without limitation stock in Subsidiaries but excluding assets sold pursuant to a sale and leaseback transaction permitted pursuant to Section 7.11) sold, leased, transferred or disposed of by the Borrower and its Subsidiaries during such fiscal year (other than inventory in the ordinary course of business) exceeds fifteen percent (15%) of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.

(b) The Borrower will not sell, transfer or otherwise dispose of, or permit any Subsidiary to issue, sell, transfer or otherwise dispose of, more than twenty percent (20%) of any of its public utility Subsidiaries' shares of stock of any class (including as "stock" for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock).

Section 7.13 Use of Property and Facilities; Environmental and Health and Safety Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all Environmental and Health Laws applicable to or pertaining to the Properties or business operations of the Borrower or any Subsidiary of the Borrower. Without limiting the foregoing, the Borrower will not, and will not permit any Person to, except in accordance with applicable law, dispose of any Hazardous Material into, onto or upon any real property owned or operated by the Borrower or any of its Subsidiaries.

Section 7.14 Guaranties. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (cumulatively, all of the foregoing "Guaranties"); provided, however, that the foregoing provisions shall not apply to nor operate to prevent the Borrower or any Subsidiary from issuing Guaranties which constitute Indebtedness and which are permitted pursuant to Section 7.15(a) hereof.

In determining the amount of Guaranties permitted under this Section 7.14, Guaranties shall be taken at the amount of outstanding obligations guaranteed thereby.

Section 7.15 Restrictions on Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, issue, incur, assume, create, become liable for, contingently or otherwise, or have outstanding any Indebtedness; provided, however, that the foregoing provisions shall not restrict nor operate to prevent:

(a) Indebtedness which, when in place, will (i) not cause the Borrower to be in violation of Section 7.17 hereof, and (ii) either (x) have a priority of payment with the Obligations which is no greater than pari passu, or (y) be secured only by Liens permitted pursuant to Section 7.9 hereof; and

(b) Non-Recourse Indebtedness.

Section 7.16 [Reserved].

Section 7.17 Capital Ratio. The Borrower will not at any time permit the Capital Ratio to exceed 0.65 to 1.00.

Section 7.18 [Reserved]

Section 7.19 [Reserved]

Section 7.20 [Reserved]

Section 7.21 [Reserved]

Section 7.22 Transactions with Affiliates. Except as permitted by Section 7.14, the Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any material transaction or arrangement (where "material" means material for the Borrower and its Subsidiaries taken as a whole) with any Affiliate of such Person (other than the Borrower or any of its Subsidiaries), including without limitation, the purchase from, sale to or exchange of Property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and commercially reasonable terms.

Section 7.23 Compliance with Laws. Without limiting any of the other covenants of the Borrower in this Section 7, the Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be required to comply with any such law, regulation, ordinance or order if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

Section 8.1 Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) default in the payment when due of the principal of any Loan or in the payment when due of fees, interest or of any other Obligation;

(b) default by the Borrower or any Material Subsidiary in the observance or performance of any covenant set forth in (i) the first sentence of Section 7.1 with regard to the Borrower and its Material Subsidiaries or (ii) Section 7.6(c), Section 7.9 through 7.12 and Section 7.14, Section 7.15 and Section 7.17 hereof;

(c) default by the Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof shall have been given to the Borrower by the Agent, provided that, with respect only to Sections 7.13 and 7.23, if Borrower has made good faith efforts to cure such default, then the Borrower shall be afforded an additional period of time to cure such default, such additional cure period not to exceed thirty (30) days;

(d) failure to pay when due Indebtedness (other than Non-Recourse Indebtedness) in an aggregate principal amount of $15,000,000 or more of the Borrower or any of its Significant Subsidiaries, or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness (other than Non-Recourse Indebtedness) of the Borrower or any of its Significant Subsidiaries in an aggregate principal amount of $15,000,000 or more and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding;

(e) representation or warranty made herein or in any other Credit Document by the Borrower or any Subsidiary, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower or any Subsidiary, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

(f) Borrower, or any of its Significant Subsidiaries, shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency and such action continues undischarged or is not dismissed or stayed for a period of sixty (60) days, (ii) fail to pay its debts generally as they become due and such failure to pay would constitute an Event of Default under Section 8.1(d) or admit in writing its inability to pay its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action (such as the passage by its board of directors of a resolution) in furtherance of any matter described in parts (i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;

(g) Custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Significant Subsidiaries, or any substantial part of any of their Property, or a proceeding described in Section 8.1(f)(v) shall be instituted against the Borrower or any of its Significant Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(h) the Borrower or any Significant Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of, in the case of the Borrower or any Significant Subsidiary, $15,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

(i) the Borrower or any other member of the Controlled Group shall fail to pay when due an amount or amounts which it shall have become liable, to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $200,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any Subsidiary or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(j) the Borrower, any Significant Subsidiary, or any Person acting on behalf of the Borrower or a Subsidiary, or any governmental authority challenges the validity of any Credit Document or the Borrower's or a Significant Subsidiary's obligations thereunder or any Credit

Document ceases to be in full force and effect or is modified other than in accordance with the terms thereof and hereof.

Section 8.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Agent shall, by written notice to the Borrower if so directed by the Required Banks: (a) terminate the remaining Revolving Credit Commitments and all other obligations of the Banks hereunder on the date stated in such notice (which may be the date thereof); and (b) declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind. The Agent, after giving notice to the Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3 Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind and the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 8.4 [Intentionally Omitted].

Section 8.5 Expenses. The Borrower agrees to pay to the Agent and each Bank, and any other holder of any Note outstanding hereunder, all costs and expenses incurred or paid by the Agent, the Issuing Bank or such Bank or any such holder, including reasonable attorneys' fees (including reasonable allocable fees of in-house counsel) and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Credit Documents.

SECTION 9. CHANGE IN CIRCUMSTANCES.

Section 9.1 Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain LIBOR Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank's obligations to make or maintain LIBOR Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain LIBOR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Loans from such Bank by means of Base Rate Loans from such Bank, which Base Rate Loans shall not be made ratably by the Banks but only from such affected Bank.

Section 9.2 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans:

(a) the Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to major banks in the LIBOR interbank market for such Interest Period, or that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) Banks having twenty five percent (25%) or more of the aggregate amount of the Revolving Credit Commitments reasonably determine and so advise the Agent that LIBOR as reasonably determined by the Agent will not adequately and fairly reflect the cost to such Banks or Bank of funding their or its LIBOR Loans or Loan for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks or of the relevant Bank to make LIBOR Loans shall be suspended.

Section 9.3 Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:

  shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its LIBOR Loans, its Notes, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans, or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income or profits of such Bank or its Lending Office imposed by the jurisdiction in which such Bank or its lending office is incorporated in which such Bank's principal executive office or Lending Office is located); or

  shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loans any such requirement included in an applicable LIBOR Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its LIBOR Loans or its Notes;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by Borrower to such Bank hereunder, such Bank shall refund such amount or amounts to Borrower without interest.

(b) If, after the date hereof, any Bank or the Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c) Each Bank that determines to seek compensation under this Section 9.3 shall notify the Borrower and the Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. No Bank shall be entitled to demand compensation under this Section 9.3 for any period more than 90 days prior to the day on which such demand is made; provided however, that the foregoing shall in no way limit the right of any Bank to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within 90 days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to the nature and amount of such increased cost, submitted to the Borrower and the Agent by such Bank in good faith, shall be conclusive and binding for all purposes, absent manifest error.

Section 9.4 Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Agent.

Section 9.5 Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each LIBOR Loan through the purchase of deposits in the LIBOR interbank market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 10. THE AGENT.

Section 10.1 Appointment and Authorization of Agent. Each Bank hereby appoints ABN AMRO Bank N.V. as the Agent under the Credit Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Credit Documents. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank, the holder of any Note or any other Person; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

Section 10.2 Agent and its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Agent under the Credit Documents.

Section 10.3 Action by Agent. If the Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 7.6(c) hereof, the Agent shall promptly give each of the Banks written notice thereof. The obligations of the Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.5. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a

Bank or the Borrower. In all cases in which this Agreement and the other Credit Documents do not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

Section 10.4 Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5 Liability of Agent; Credit Decision. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other party contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 6 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrower and any other relevant Person, and the Agent shall have no liability to any Bank with respect thereto.

Section 10.6 Indemnity. The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold the Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section 10.6 shall survive termination of this Agreement.

Section 10.7 Resignation of Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint a successor Agent with the consent of the Borrower. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be any Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Agent under the Credit Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

SECTION 11. MISCELLANEOUS.

Section 11.1 Withholding Taxes. (a) Payments Free of Withholding. Subject to Section 11.1(b) hereof, each payment by the Borrower under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Bank pays any amount in respect of any such taxes, penalties or interest the Borrower shall reimburse the Agent or that Bank for that payment on demand. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Bank or the Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower and evidenced by such a tax receipt, such Bank or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Bank or Agent determines is attributable to such deduction or withholding and which will leave such Bank or Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Bank or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

(b) U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form W8BEN (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) or Form W8ECI (relating to all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans of the United States Internal Revenue Service. Thereafter and from time to time, each Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Agent, to such Bank and (ii) required under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Credit Documents or the Loans.

(c) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 11.1. or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrower and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 11.2 No Waiver of Rights. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.3 Non-Business Day. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

Section 11.4 Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 11.5 Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this

Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 11.6 Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.11, Section 9.3 and Section 11.15 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.

Section 11.7 Set-Off. (a) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of the Borrower to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

(b) Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 11.8 Notices. Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including facsimile or other electronic communication) and shall be given to a party hereunder at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the Agent and the Borrower, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Banks shall be addressed to their respective addresses, facsimile or telephone numbers set forth on the signature pages hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof, and to the Borrower and to the Agent to:

If to the Borrower:

Peoples Energy Corporation 130 East Randolph Drive Chicago, Illinois 60601 Attention: Vice President, Finance Facsimile: 312.373.4123 Telephone: 312.240.3818

If to the Agent:

Notice shall be sent to the applicable address set forth on Part B of Schedule 4 hereto.

With a copy to:

ABN AMRO Bank N.V.
4400 Post Oak Parkway, Suite 1500
Houston, Texas 77027
Attention: Mark Lasek/Ece Bennett/Stephanie Casas
Facsimile: 832 681 7141
Telephone: 312 904 2074 (Mr. Lasek)
                 832 681 7180 (Ms. Bennett)
                 832 681 7126 (Ms. Casas)

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.8 or on the signature pages hereof and a confirmation of receipt of such facsimile has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three business days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.8; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

Section 11.9 Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart via facsimile or other electronic means shall for all purposes be deemed as effective as delivery of an original counterpart.

Section 11.10 Successors and Assigns. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors, and assigns, including any subsequent holder of any Note. The Borrower may not assign any of its rights or obligations under any Credit Document without the written consent of all of the Banks.

Section 11.11 [Intentionally Omitted].

Section 11.12 Assignments, Participations, Etc.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the affiliates of each of the Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks. Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that except in the case of an assignment of the entire remaining amount of the assigning Bank's Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (and the remaining aggregate amount of the Revolving Credit Commitment of such assigning Bank shall not be less than $5,000,000 after giving effect to such assignment), unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

    any assignment of a Revolving Credit Commitment must be approved by the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, unless the Person that is the proposed assignee is itself an Eligible Assignee, which approval shall not be unreasonably withheld; and

    the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.3 and 11.1 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank at any reasonable time upon reasonable prior notice.

(d) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or a Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Bank's rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 11.13(i) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, Section 9.3 and Section 11.7 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Bank granting a participation under this Section 11.11(d) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each participant, specifying such participant's entitlement to payments of principal and interest with respect to such participation.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11, Section 9.3 or Section 11.7 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

(f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) Certain Funding Arrangements. Notwithstanding anything to the contrary contained herein, any Bank (a "Granting Bank") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Bank to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof arising out of any claim relating to the Credit Documents. In addition, notwithstanding anything to the contrary contained in this Section 11.12(b), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Bank or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

Section 11.13 Amendments. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, and (c) if the rights or duties of the Agent are affected thereby, the Agent; provided that:

    no amendment or waiver pursuant to this Section. 11.13 shall (A) increase, decrease or extend any Revolving Credit Commitment of any Bank without the consent of such Bank or (B) reduce the amount of or postpone any fixed date for payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of each Bank; and

    no amendment or waiver pursuant to this Section 11.13 shall, unless signed by each Bank, change this Section 11.13, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents.

Anything in this Agreement to the contrary notwithstanding, if any time when the conditions precedent set forth in Section 6.2 hereof to any Loan hereunder are satisfied, any Bank shall fail to fulfill its obligations to make such Loan (any such Bank, a "Defaulting Bank") then, for so long as such failure shall continue, the Defaulting Bank shall (unless the Borrower and the Required Banks determined as if the Defaulting Bank were not a Bank hereunder, shall otherwise consent in writing) be deemed for all purposes related to amendments, modifications, waivers or consents under this Agreement (other than amendments or waivers referred to in clause (i) and (ii) above) to have no Loans or Revolving Credit Commitments, shall not be treated as a Bank hereunder when performing the computation of the Required Banks.

Section 11.14 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.15 Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay all reasonable costs and expenses of the Agent in connection with the preparation and negotiation of the Credit Documents, including without limitation, the reasonable fees and disbursements of Katten Muchin Zavis Rosenman, counsel to the Agent, in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Bank, the Agent, and their respective directors, agents, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Agent or a Bank at any time, shall reimburse the Agent or Bank for any reasonable legal or other expenses (including reasonable allocable fees and expenses of in-house counsel) incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.

Section 11.16 [Reserved].

Section 11.17 Entire Agreement. The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

Section 11.18 Construction. The parties hereto acknowledge and agree that neither this Agreement nor the other Credit Documents shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Credit Documents.

Section 11.19 Governing Law. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 11.20 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN THE CITY OF CHICAGO FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.21 Confidentiality. The Agent and the Banks shall hold all non-public information provided to them by Borrower pursuant to or in connection with this Agreement in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, regulators, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or any other Credit Document or as reasonably required by any potential bona fide transferee, participant or assignee, or in connection with the exercise of remedies under a Credit Document, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.21), or to any nationally recognized rating agency that requires access to information about a Bank's investment portfolio in connection with ratings issued with respect to such Bank, or as requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that unless specifically prohibited by applicable law or court order, the Agent and each Bank shall use reasonable efforts to promptly notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Agent or such Bank by such governmental agency) for disclosure of any such non-public information and, where practicable, prior to disclosure of such information. Prior to any such disclosure pursuant to this Section 11.21, the Agent and each Bank shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree, for the benefit of Borrower, in writing to be bound by this Section 11.21; and to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 11.21. Neither the Agent nor any Bank's shall be required to hold confidential any information that becomes public by any means other than as a result of a breach by it of its obligations under this Section 11.21.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their duly authorized officers as of the day and year first above written.

PEOPLES ENERGY CORPORATION

By: /s/ Douglas M. Ruschau Its: VP & Treasurer

Revolving Credit Commitment: $29,000,000.00	ABN AMRO BANK N.V

By: /s/ Frank van Deur Name: Frank van Deur
Title: Vice President

Address:
ABN Amro Bank -- Credit
Administration
208 South LaSalle, Suite 1500
Chicago, IL 60604
Attn.: Kenneth Keck

Facsimile: (312) 992-5111
Telephone: (312) 992-5134

with a copy to:

ABN Amro Bank -- Agency Services
208 South LaSalle, Suite 1500
Chicago, IL 60604
Attn: Sylvia Miranda

Facsimile: (312) 601-3611
Telephone: (312) 992-5189

Lending Offices:

Base Rate Loans:

ABN Amro Bank -- Agency Services
208 South LaSalle, Suite 1500
Chicago, IL 60604
Attn: Sylvia Miranda

LIBOR Loans:

ABN Amro Bank -- Agency Services
208 South LaSalle, Suite 1500
Chicago, IL 60604
Attn: Sylvia Miranda

By: /s/ Frank Russo Name: Frank Russo Title: Vice President
Signature Page to Credit Agreement

Revolving Credit Commitment $22,500,000	Bank One, NA

By: /s/ Jane Bek Keil
Name:Jane Bek Keil
Title: Director
Address:

1 Bank One Plaza, Suite IL1-0010
Chicago, IL 60670
Attn.: Teresito Siao

Facsimile: (312) 385-7097
Telephone: (312) 385-7051
Lending Offices: Base Rate Loans: 1 Bank One Plaza Suite IL1-0010 Chicago, IL 60670 Attn: Teresito Siao
LIBOR Loans: 1 Bank One Plaza Suite IL1-0010 Chicago, IL 60670 Attn: Teresito Siao
Signature Page to Credit Agreement

Revolving Credit Commitment: $22,500,000	CREDIT SUISSE FIRST BOSTON

By: /s/ Sarah Wu Name: Sarah Wu
Title: Vice President

Address:

Credit Suisse First Boston
One Madison Avenue, 2nd floor
New York, NY 10010
Attn.: Client Services

Facsimile: (212) 325-8304
Telephone: (212) 325-9934

with a copy to:

Credit Suisse First Boston
11 Madison Ave, 5th floor
New York, NY 10010
Attn: Sarah Wu

Facsimile: (212) 325-8321
Telephone: (212) 325-5813

Lending Offices:

Base Rate Loans:

Credit Suisse First Boston
One Madison Ave, 2nd floor
New York, NY 10010
Attn: Client Services

LIBOR Loans:

Credit Suisse First Boston
One Madison Ave, 2nd floor
New York, NY 10010
Attn: Client Services

By: /s/ Bill O'Daly Name: Bill O'Daly Title: Director

Signature Page to Credit Agreement

Revolving Credit Commitment: $22,500,000.00	THE NORTHERN TRUST COMPANY
By: /s/ Eric Dybing Name: Eric Dybing
Title: Second Vice President

Address:

50 South LaSalle Street
Chicago, IL 60675
Attn.: Eric Dybing

Facsimile: (312) 444-4906
Telephone: (312) 557-4063

Lending Offices:

Base Rate Loans:

50 South LaSalle Street
Chicago, IL 60675

Attn: Carmen Isbelle

LIBOR Loans:

50 South LaSalle Street
Chicago, IL 60675

Attn: Carmen Isbelle

Signature Page to Credit Agreement

Revolving Credit Commitment: $22,500,000.00	U.S. BANK NATIONAL ASSOCIATION

By: /s/ R. Michael Newton Name: R. Michael Newton
Title: Vice President

Address:

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn.: Brett Justman

Facsimile: (414) 765-4632
Telephone: (414) 765-5027

with a copy to:

Chicago Large Corporate
MK-IL-RY4D
209 South LaSalle Street 4th Floor
Chicago, IL 60604
Attn: R. Michael Newton

Facsimile: (312) 325-8750
Telephone: (312) 325-8886

Lending Offices:

Base Rate Loans:

Mail Code MK-WI-TGCB
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn: Brett Justman

LIBOR Loans:

Mail Code MK-WI-TGCB
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn: Brett Justman

Signature Page to Credit Agreement

Revolving Credit Commitment: $21,000,000.00	Sumitomo Mitsui Banking Corporation

By: /s/ William Ginn Name: William Ginn
Title: General Manager

Address:

277 Park Ave.
New York, NY 10172
Attn.: Kyle Blake

Facsimile: (212) 224-4189
Telephone: (212) 224-4880

with a copy to:

277 Park Ave.
New York, NY 10172
Attn: Connie Tsoi

Facsimile: (212) 224-4391
Telephone: (212) 224-4332

Lending Offices:

Base Rate Loans:

_________________
_________________
_________________
Attn:_____________

LIBOR Loans:

_________________
_________________
_________________
Attn:_____________

Signature Page to Credit Agreement

Revolving Credit Commitment: $18,000,000	Bank of America, NA

By: Bank of America, NA Name: Daryl Patterson
Title: Managing Director -- Team Leader

Address: Bank of America Corporate Center
NC1-007-13-13
100 North Tryon Street -- 13th Floor
Charlotte, NC 28255-0001
Attn.: Daryl Patterson

Facsimile: (704) 386-1319
Telephone: (704) 388-4945

with a copy to:

One Independence Center
NC1-001-15-13
101 North Tryon Street
Charlotte, NC 28255-0001
Attn: Monitoring and Compliance --
Kathryn Traviss

Facsimile: (704) 409-0637
Telephone: (704) 386-2325

Lending Offices:

Base Rate Loans:

Bank of America
901 Main Street
Dallas, Texas 75202
Attn: Jacqueline Archuleta

Facsimile: (214) 290-8372
Telephone: (214) 209-2135

LIBOR Loans:
Bank of America
901 Main Street
Dallas, Texas 75202
Attn: Jacqueline Archuleta

Facsimile: (214) 290-8372
Telephone: (214) 209-2135

Signature: /s/ Daryl Patterson
Signature Page to Credit Agreement

Revolving Credit Commitment: $17,000,000.00	KBC BANK N.V.

By: /s/ Jean-Pierre Diels Name: Jean-Pierre Diels
Title: First Vice President

Address: 125 W. 55th Street
New York, NY 10019
Attn: Loan Administration

Facsimile: (212) 956-5580
Telephone: (212) 541-0600

with a copy to:

KBC Atlanta
Marquis One Tower, Peachtree Center
245 Peachtree Center Ave., Suite 2550
Atlanta, GA 30303
Attn: MS Jacqueline Brunetto

Facsimile: (404) 584-5465
Telephone: (404) 584-5466

Lending Offices: New York office as above

By: /s/ Eric Raskin Name: Eric Raskin Title: Vice President
Signature Page to Credit Agreement

Revolving Credit Commitment: $15,000,000.00	THE BANK OF TOKYO-MITSUBISHI, LTD. CHICAGO BRANCH

By: /s/ Shinichiro Munechika Name: Shinichiro Munechika
Title: Deputy General Manager

Address:

227 West Monroe Street, Suite 2300
Chicago, IL 60606
Attn.: John DiLegge

Facsimile: (312) 696-4535
Telephone: (312) 696-4680

with a copy to:

_____________________
_____________________
_____________________
Attn:_________________

Facsimile: (___) ___-____
Telephone: (___) ___-____

Lending Offices:

Base Rate Loans:

Harborside Financial Center
500 Plaza III
Jersey City, NJ 07311
Attn: Jimmy Yu
Fax: (201) 521-2335

LIBOR Loans:

Harborside Financial Center
500 Plaza III
Jersey City, NJ 07311
Attn: Jimmy Yu
Fax: (201) 521-2335

Signature Page to Credit Agreement

Revolving Credit Commitment: $15,000,000	Fifth Third Bank (Chicago), a Michigan Banking Corporation

By: /s/ Kim Puszczewicz Name: Kim Puszczewicz
Title: Assistant Vice President

Address:

1701 W. Golf Road
Rolling Meadows, Illinois 60008
Attn.: Kim Puszczewicz

Facsimile: (847) 354-7330
Telephone: (847) 871-6008

with a copy to:

Fifth Third Bank
101 West Stephenson
Freeport, Illinois 61032
Attn: Angela Niehaus

Facsimile: (815) 233-3652
Telephone: (815) 235-7141

Lending Offices:

Base Rate Loans:

Fifth Third Bank
5050 Kingsley Drive
Mail Drop 1MOC2B
Cincinnati, Ohio 45263
Attn: Brenda Ferguson
Fax: 513-358-0221
Telephone: 513-358-1060
Email: Brenda.Ferguson@53.com

LIBOR Loans:

Same as above
____________________
Attn:________________

Signature Page to Credit Agreement

Revolving Credit Commitment: $10,000,000	HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY

By: /s/ Chiang-Man Wang Name: Chiang-Man Wang
Title: Deputy General Manager

Address:

330 Madison Ave., 38th Floor
New York, NY 10017
Attn.: Frank Tang

Facsimile: (212) 286-1212
Telephone: (212) 286-1999

with a copy to:

330 Madison Ave., 38th Floor
New York, NY 10017
_______________________
Attn: Henry Hsieh

Facsimile: (212) 286-1212
Telephone: (212) 286-1999

Lending Offices:

Base Rate Loans:

330 Madison Ave., 38th Floor
New York, NY 10017
Attn: Henry Hsieh

LIBOR Loans:

330 Madison Ave., 38th Floor
New York, NY 10017
Attn: Henry Hsieh

Signature Page to Credit Agreement

Revolving Credit Commitment: $10,000,000	National City Bank

By: /s/ Jon R. Hinard Name: Jon R. Hinard
Title: Senior Vice President
Address: 1 N. Franklin Chicago, IL 60606 Attn.: Jon r. Hinard Facsimile: (312) 240-0301 Telephone: (312) 384-4624 LIBOR Loans: National City Bank Cleveland, Ohio 216 488-7087 Attn: David Gregory
Signature Page to Credit Agreement

EXHIBIT A

NOTE

March 8, 2004

FOR VALUE RECEIVED, the undersigned, Peoples Energy Corporation., an Illinois corporation (the "Borrower"), promises to pay to the order of [___________________](the "Bank") on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of ABN AMRO Bank N.V., in Chicago, Illinois, in U.S. Dollars in accordance with Section 4.1 of the Credit Agreement, the aggregate unpaid principal of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

The Bank shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan or a LIBOR Loan and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

This Note is one of the Notes referred to in the Credit Agreement dated as of March 8, 2004, among the Borrower, ABN AMRO Bank N.V., as Agent, and the Banks party thereto (the "Credit Agreement"), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

PEOPLES ENERGY CORPORATION

By:
Its:

A-1

EXHIBIT B

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to ABN AMRO Bank N.V., as Agent pursuant to the Credit Agreement (the "Credit Agreement") dated as of March 8, 2004, by and among Peoples Energy Corporation, the Banks from time to time party thereto and ABN AMRO Bank N.V. as Agent. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

    I am the duly elected or appointed ___________________of Peoples Energy Corporation;

    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Peoples Energy Corporation and its Subsidiaries during the accounting period covered by the attached financial statements;

    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below. Without limitation to the foregoing, except as noted below the Borrower is in compliance with 7.9, 7.11, 7.12, 7.14 through 7.17, and Section 7.22 of the Credit Agreement; and

    Schedule 1 attached hereto sets forth (i) financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct, and are made in accordance with the terms of the Credit Agreement, and (ii) the list of Subsidiaries, Material Subsidiaries and Significant Subsidiaries in existence as of the date hereof.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

____________________________________________________________________________
____________________________________________________________________________
____________________________________________________________________________
____________________________________________________________________________

The foregoing certifications, together with the list set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___________day of __________, 20 __.

______________________________

B-1

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance Calculations for Credit Agreement

CALCULATION AS OF ________ __,200_
A. Capital Ratio (Sec. 7.17)
1. consolidated Indebtedness	$
2. Consolidated Net Worth	$
3. Sum of Line A1 plus Line A2	$
4. Capital Ratio	:1.00	(ratio of (A) Line A1 to (B) Line A3 not to exceed 0.65 to 1.00)

List of Subsidiaries, Material Subsidiaries and Significant Subsidiaries

EXHIBIT C

[LETTERHEAD OF BORROWER'S COUNSEL]

March 8, 2004

ABN AMRO Bank N.V., as Agent
135 South LaSalle Street
Chicago, Illinois 60603

Re: Peoples Energy Corporation

Ladies and Gentlemen:

We have acted as legal counsel to Peoples Energy Corporation, an Illinois corporation (the "Borrower"), in connection with the transactions contemplated by the unsecured revolving credit facility established by that certain Credit Agreement dated as of the date hereof (the "Credit Agreement") among the Borrower, the financial institutions from time to time party thereto (each a "Bank" and collectively the "Banks") and ABN AMRO Bank N.V. in its capacity as agent for the Banks. This opinion is furnished to you pursuant to Section 6.1(a) of the Credit Agreement. Unless otherwise defined herein, terms used herein have the meanings provided for in the Credit Agreement.

  Documents Reviewed

  In connection with this opinion letter, we have examined the following documents:

        the Credit Agreement dated the date hereof; and

        the form of Note dated the date hereof.

        The documents referred to in clauses (a) and (b) above are referred to collectively as the "Subject Documents".

        In addition, we have examined the following:

          originals, or copies identified to our satisfaction as being true copies, of such records, documents and other instruments as we have deemed necessary for the purposes of this opinion letter;

          certificates from the secretary or other appropriate representative of the Borrower certifying in each instance as to true and

          March ___, 2004

          correct copies of the articles of incorporation, bylaws and board of directors resolutions, of the Borrower (the "Organizational Documents") and as to the incumbency and specimen signatures of officers or other persons authorized to execute the Subject Documents on behalf of the Borrower;

          with respect to the Borrower, a certificate issued by the Secretary of State of the State of Illinois attesting to the continued existence and good standing of the Borrower in such state (the "Good Standing Certificate"); and

          a Certificate of the Borrower, a copy of which is attached as Annex A hereto (the "Borrower's Certificate"), together with the agreements and instruments referred to therein (collectively, the "Reviewed Agreements").

  Assumptions Underlying Our Opinions

  For all purposes of the opinions expressed herein, we have assumed, without independent investigation, that:

        Factual Matters. With regard to factual matters, to the extent that we have reviewed and relied upon (a) certificates of the Borrower, (b)  representations of the Borrower set forth in the Subject Documents and (c) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate;

        Contrary Knowledge of Addressee. No addressee of this opinion letter has any actual knowledge that any of our factual assumptions or opinions is inaccurate;

        Signatures. The signatures of individuals (other than individuals signing on behalf of the Borrower) signing the Subject Documents are genuine and authorized;

        Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate and all documents submitted to us as copies conform to authentic original documents;

        Capacity of Certain Parties. All parties to the Subject Documents (other than the Borrower) have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder;

        Subject Documents Binding on Certain Parties. Except with respect to the Borrower, all of the Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate or other action on the part of the parties thereto, have been duly executed and delivered by such

        2

        March ___, 2004

        parties and are legal, valid and binding obligations enforceable against such parties in accordance with their terms;

        Consents for Certain Parties. All necessary consents, authorizations, approvals, permits or certificates (governmental and otherwise) which are required as a condition to the execution and delivery of the Subject Documents by the parties thereto (other than the Borrower) and to the consummation by such parties of the transactions contemplated thereby have been obtained; and

        Accurate Description of Parties' Understanding. The Subject Documents accurately describe and contain the mutual understanding of the parties, and there are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms thereof.

  Our Opinions

  Based on and subject to the foregoing and the other limitations, assumptions, qualifications and exclusions set forth in this opinion letter, we are of the opinion that:

        Organizational Status. Based solely upon the Good Standing Certificate, the Borrower is validly existing and in good standing under the laws of the State of Illinois as of the date set forth in the applicable Good Standing Certificate.

        Power and Authority. The Borrower has the organizational power and authority to execute, deliver and perform the terms and provisions of each Subject Document and has taken all necessary organizational action to authorize the execution, delivery and performance thereof.

        Execution, Validity and Enforceability. The Borrower has duly executed and delivered each Subject Document and each such Subject Document constitutes its valid, binding and enforceable obligation.

        Noncontravention. Neither the execution, delivery and performance by the Borrower of any Subject Document, nor the compliance by the Borrower with the terms and provisions thereof: (i) violates any present law, statute or regulation of the State of Illinois or the United States that, in each case, is applicable to the Borrower (including, without limitation, the United States Public Utility Holding Company Act of 1935); (ii) violates any provision of the Organizational Documents of the Borrower; or (iii) results in any breach of any of the terms of, or constitutes a default under, any Reviewed Agreement or results in the creation or imposition of any lien, security interest or other encumbrance (except as contemplated by the Subject Documents) upon any assets of the Borrower pursuant to the terms of any Reviewed Agreement.

        Governmental Approvals. No consent, approval or authorization of, or filing with, any governmental authority of the State of Illinois or the United States that, in each case, is applicable to the Borrower is required for (i) the due execution, delivery and

        3

        March ___, 2004

        performance by the Borrower of any Subject Document or (ii) the validity, binding effect or enforceability of any Subject Document, except (A) in each case as have previously been made or obtained and (B) consents, approvals, authorizations or filings as may be required to be obtained or made by the Banks as a result of its involvement in the transactions contemplated by the Subject Documents.

        The Borrower is not a public utility within the meaning of Section 3-105 of the Illinois Public Utilities Act (the "Act"), 220 ILCS 5/1-101 et seq., 220 ILCS 5/3-105.

  Exclusions

  We call your attention to the following matters as to which we express no opinion:

        Indemnification. Any agreement of the Borrower in a Subject Document relating to indemnification, contribution or exculpation from costs, expenses or other liabilities that is contrary to public policy or applicable law;

        Fraudulent Transfer. The effect, if applicable, of fraudulent conveyance, fraudulent transfer, and preferential transfer laws, and principles of equitable subordination;

        Jurisdiction, Venue, etc. Any agreement by the Borrower in a Subject Document to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Borrower regarding the choice of law governing a Subject Document;

        Trust Relationship. The creation of any trust relationship by the Borrower on behalf of the Banks;

        Certain Laws. State securities and Blue Sky laws or regulations, federal and state banking laws and regulations, pension and employee benefit laws and regulations, federal and state environmental laws and regulations, federal and state tax laws and regulations, federal and state health and occupational safety laws and regulations, building code, zoning, subdivision and other laws and regulations governing the development, use and occupancy of real property, federal and state antitrust and unfair competition laws and regulations, and the effect of any of the foregoing on any of the opinions expressed herein;

        Local Ordinances. The ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of the State of Illinois;

        Certain Agreements of Borrower. Any agreement of the Borrower in a Subject Document providing for:

          specific performance of the Borrower's obligations;

          4

          March ___, 2004

          the right of any purchaser of a participation interest from any Lender to set off or apply any deposit, property or indebtedness with respect to any such participation interest;

          establishment of a contractual rate of interest payable after judgment;

          the granting of any power of attorney;

          survival of liabilities and obligations of any party under any of the Subject Documents arising after the effective date of termination of the Credit Agreement; or

          obligations to make an agreement in the future;

        Remedies. Any provision in any Subject Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

  Qualifications and Limitations

  The opinions set forth above are subject to the following qualifications and limitations:

        Applicable Law. Our opinions are limited to the federal law of the United States and the laws of the State of Illinois, and we do not express any opinion concerning any other law.

        Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences and fraudulent transfers or conveyances), reorganization, moratorium and other similar laws affecting creditors' rights generally.

        Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document. Further, a court may refuse to enforce a covenant if and to the extent that it deems such covenant to be violative of applicable public policy, including, for example,

        5

        March ___, 2004

        provisions requiring indemnification of the Banks against liability for its own wrongful or negligent acts.

        Noncontravention and Governmental Approvals. With respect to the opinions expressed in paragraphs III-(d)(i), III-(e) and III-(f), our opinions are limited (i) to our actual knowledge, if any, of the Borrower's specially regulated business activities and properties based solely upon the Borrower's Certificate in respect of such matters and without any independent investigation or verification on our part and (ii) to our review of only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents.

        Knowledge. Whenever our opinions are stated to be "to our knowledge" or "known to us" (or words of similar import), it means the actual knowledge of the particular McGuireWoods LLP attorneys who have represented the Borrower in connection with the Subject Documents and who have given substantive attention to the preparation and negotiation thereof -- namely, John G. Nassos, Craig R. Culbertson, Mary Klyasheff and Simon B. Halfin. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files or records or dockets or any review of our files) to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the same in connection with the preparation and delivery of this opinion letter.

        Reviewed Agreements. With respect to our opinion in paragraph III-(d), we have assumed that the law governing each Reviewed Agreement would have the same effect as the law of the State of Illinois and we express no opinion as to any violation not readily ascertainable from the face of any Reviewed Agreement or arising from any cross-default provision insofar as it relates to a default under an agreement that is not a Reviewed Agreement or arising under a covenant of a financial or numerical nature or requiring computation.

        Material Changes to Terms. Provisions in the Subject Documents which provide that any obligations of the Borrower will not be affected by the action or failure to act on the part of the Banks or by an amendment or waiver of the provisions contained in the other Subject Documents might not be enforceable under circumstances in which such action, failure to act, amendment or waiver so materially changes the essential terms of the obligations that, in effect, a new contract has arisen between the Banks and the Borrower.

        Incorporated Documents. This opinion does not relate to (and we have not reviewed) any documents or instruments other than the Subject Documents and the Reviewed Agreements, and we express no opinion as to such other documents or instruments (including, without limitation, any documents or instruments referenced or incorporated in any of the Subject Documents) or as to the interplay between the Subject Documents and any such other documents and instruments.

        6

        March ___, 2004

        Mathematical Calculations. We have made no independent verification of any of the numbers, schedules, formulae or calculations in the Subject Documents, and we render no opinion with regard to the accuracy, validity or enforceability of any of them.

  Reliance on Opinions

  The foregoing opinions are being furnished to the Banks for the purpose referred to in the first paragraph of this opinion letter, and this opinion letter is not to be furnished to any other person or entity or used or relied upon for any other purpose without our prior written consent. The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

Very truly yours

  7

  Annex A

  PEOPLES ENERGY CORPORATION
  Borrower's Certificate

  Reference is made to the opinion letter of McGuire Woods LLP (the "Opinion Letter") delivered in connection with the Credit Agreement dated as of the date hereof (the "Credit Agreement") among Peoples Energy Corporation (the "Borrower"), the financial institutions from time to time party thereto (each a "Bank" and collectively the "Banks") and ABN AMRO Bank N.V., as agent for the Banks. Capitalized terms used in this Certificate and not otherwise defined have the meanings assigned to such terms in the Opinion Letter.

  The undersigned, Douglas M. Ruschau, Vice President and Treasurer of the Borrower certifies, in connection with the execution, delivery and performance by the Borrower and the Guarantors of the Subject Documents, the consummation of the transactions contemplated by the Subject Documents and issuance by McGuireWoods LLP of the Opinion Letter, as follows:

  1. Attached as Schedule I hereto is a list of all indentures, mortgages, deeds of trust, bonds, notes, security or pledge agreements, guarantees, loan or credit agreements and other agreements or instruments which affect or purport to affect the ability of the Borrower to borrow money, to guaranty the obligations of other persons or entities, to create security interests, liens, or other encumbrances in or on its property or to undertake and perform its obligations under the Credit Agreement or any other Subject Documents. A true and complete copy of each of the above agreements and instruments has been previously furnished to McGuireWoods LLP. No default or event of default or violation of any such agreements, instruments, decrees or orders exists both before and immediately giving effect to the transactions contemplated by the Subject Documents.

  2. The Borrower does not engage or propose to engage in any industry or business or activity, or own any property or asset, that causes or would cause it to be subject to special local, state or federal regulation not applicable to business corporations generally. Except for ownership of the voting capital stock of two local gas distribution public utilities located in the State of Illinois -- The Peoples Gas Light and Coke Company and North Shore Gas Company -- the Borrower does not own, control, operate or manage, directly or indirectly, for public use, any plant, equipment or property used for or in connection with, or own or control any franchise, license, permit or right to engage in (a) the production, storage, transmission, sale, delivery or furnishing of heat, cold, power, electricity, water, or light, except when used solely for communication purposes, (b) the disposal of sewerage or (c) the conveyance of oil or gas by pipeline.

  IN WITNESS WHEREOF, I have signed the Certificate in my capacity as Vice President and Treasurer of the Borrower this ____ day of March, 2004.

PEOPLES ENERGY CORPORATION
By: ____________________
Name: ____________________
Title: ____________________

  SCHEDULE I
  TO BORROWER'S CERTIFICATE

  Reviewed Agreements

      Indenture dated as of January 18, 2001 given by Peoples Energy Corporation to Bank One Trust Company National Association, as Trustee and related Order of Peoples Energy Corporation to said Trustee dated January 18, 2001 relating to the issuance of 6.90% Notes due January 15, 2011 in the aggregate principal amount of $325,000,000.

      Master Agreement for Irrevocable Letter of Credit between Peoples Energy Corporation and Bank One, NA and its subsidiaries and affiliates dated as of November 3, 2003.

      Credit Agreement dated as of March 10, 2003 among Peoples Energy Corporation, the financial institutions party thereto, and ABN AMRO Bank N.V., as Agent (establishing a 3-year credit facility).

      Credit Agreement dated as of March 10, 2003 among Peoples Energy Corporation, the financial institutions party thereto, and ABN AMRO Bank N.V., as Agent (establishing a 1-year credit facility).

      Credit Agreement dated as of January 14, 2004 between Peoples Energy Corporation and Bank One, N.A.

      Uncommitted Credit Agreement dated as of February 4, 2004 between Peoples Energy Corporation and KBC Bank NV.

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. Annex 1 attached hereto is hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Assignment and Assumption and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: ______________________________

2. Assignee: ______________________________

[and is an Affiliate/Approved Fund of [identify Bank] (1)

3. Borrower: Peoples Energy Corporation

4. Agent: ABN AMRO Bank N.V., as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of March 8, 2004, among Peoples Energy Corporation, the Banks party thereto, and ABN AMRO Bank N.V., as Agent.

6. Assigned Interest:

_________________________________
(1)  Select as applicable.

Amount of Commitment/Loans of Assignor prior to [Effective] [Trade] Date	Amount of Commitment/Loans of Assignee prior to [Effective] [Trade] Date	Amount of Commitment/Loans Assigned	Amount of Commitment/Loans of Assignor after [Effective] [Trade] Date	Amount of Commitment/Loans of Assignee after [Effective] [Trade] Date
$	$	$	$	$

[7. Trade Date: ______________] (2)

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR] By: ____________________ Title: ____________________
ASSIGNEE [NAME OF ASSIGNEE] By: ____________________ Title: ____________________
[Consented to and] (3) Accepted: ABN AMRO BANK N.V., as Agent By: ____________________ Title: ____________________

_________________________________
(2)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(3)  To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

2

[Consented to:] (4) PEOPLES ENERGY CORPORATION By: ____________________ Title: ____________________

_________________________________
(4)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.6 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Bank, and (v) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the

C-1

Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

C-2

SCHEDULE 1A

PRICING GRID

(three-year facility)

If the Standard & Poors' Ratings Services or Moody's Investors Service Credit Rating for the Borrower is*	The LIBOR Margin is	The Base Rate Margin is	The Commitment Fee Rate is
A/A2 or higher	0.750%	0%	0.125%
A-/A3	0.875%	0%	0.150%
BBB+/Baa1	1.000%	0%	0.175%
BBB/Baa2	1.125%	0.125%	0.200%
BBB-/Baa3	1.500%	0.50%	0.275%
Lower than BBB-/Baa3	2.250%	1.25%	0.450%

Any change in a Credit Rating of the Borrower (and if applicable, any change in fees or interest payable hereunder based on such Credit Rating), shall be effective as of the date such change is announced by the applicable rating agency.

* If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating level one below the higher level will apply. If at any time the Borrower has no Moody's rating or no Standard & Poors' rating, the "Lower than BBB-/Baa3" level will apply; provided, however, that in such event the Borrower may propose an alternative rating agency or mechanism in replacement thereof, subject to the written consent of the Required Banks, such consent not to be unreasonably withheld or delayed.

SCHEDULE 4

AGENT'S NOTICE AND PAYMENT INFORMATION

Part A -- Payments

Loan Repayments, Interest, Fees:

ABN AMRO Bank N.V.
New York, NY
ABA 026009580
F/O ABN AMRO Bank N.V - Chicago CPU
Acct# 650001178941
Reference: Agency Services -- 00183822 -- Peoples Energy Corporation

Part B -- Notices

Notices related to amendments, covenants, extensions of expiry, termination, dates as well as any required financials:

ABN AMRO Bank, N.V.
208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003
Attn: Agency Services - Sylvia Miranda
Email: sylvia.miranda@abnamro.com
phone: 312-992-5189
fax: 312-601-3611

With a copy to:

ABN AMRO Bank, N.V.
208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003
Attn: Credit Administration
Email: kenneth.keck@abnamro.com
phone: 312-992-5134
fax : 312-992-5111

Notices related to Loans, Letters of Credit and Fees:

ABN AMRO Bank, N.V.
208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003
Attn: Agency Services - Sylvia Miranda
Email: sylvia.miranda@abnamro.com
phone: 312-992-5189
fax: 312-601-3611

Address for all Required Executed Documentation and Financial Information:

ABN AMRO Bank, N.V.
208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003
Attn: Credit Administration - Kenneth Keck

With a copy to:

ABN AMRO Bank, N.V.
208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003
Attn: Agency Services - Sylvia Miranda
Email: sylvia.miranda@abnamro.com
phone: 312-992-5189
fax: 312-601-3611

SCHEDULE 5.2

SUBSIDIARIES

Peoples Energy Corporation
Peoples District Energy Corporation
Peoples Energy Resources Company, LLC
Peoples MW, LLC
Peoples Energy Wholesale Marketing, LLC
Peoples Natural Gas Liquids, LLC
PERC Holdings, LLC
PERC Power, LLC
COB I, Inc.
COB II, Inc.
COB Holdings I, LLC
COB Energy Facility, LLC
Peoples Calumet, LLC
Calumet Power, LLC
Peoples Elwood, LLC
Peoples Elwood Expansion, LLC
Caliente Power, L.P.
Caliente Power GP, LLC
PERC Caliente GP, Inc.
PERC Caliente Limited, Inc.
Caliente Limited Partners, L.P.
Valencia Energy, LLC
Peoples Energy Services Corporation
Peoples Energy Ventures, LLC
Peoples Energy Business Services, LLC
Peoples Energy Home Services, LLC
Peoples Energy Neighborhood Development, LLC
Peoples Technology, LLC
Peoples Energy Production Company (1)
Peoples Energy Production Company of Canada
Peoples Energy Canadian Holdings, Inc.
Peoples Energy Production Operating Company
PEP Holding, LLC
Peoples Energy Production Partners, L.P.
Peoples Energy Production - Texas, L.P.
Peoples NGV Corp.
The Peoples Gas Light and Coke Company (1) (2)
Peoples Gas Light Exploration Company
Peoples Gas Neighborhood Development Corporation
North Shore Gas Company (1)
North Shore Exploration Company

(1) denotes a Material Subsidiary
(2) denotes a Significant Subsidiary

SCHEDULE 7.9

EXISTING LIENS

1. First and Refunding Mortgage dated January 2, 1926 given by Chicago By-Product Coke Company to Illinois Merchants Trust Company, as trustee (succeeded by assignment, acquisition and merger by U.S. Bank Trust National Association, as trustee) and assumed by The Peoples Gas Light and Coke Company by indenture dated March 1, 1928, as heretofore and hereafter modified, amended and supplemented from time to time.

2. Indenture dated as of April 1, 1955 given by North Shore Gas Company to Continental Illinois National Bank and Trust Company of Chicago, as trustee (succeeded by assignment, acquisition and merger by U.S. Bank Trust National Association, as trustee), as heretofore and hereafter modified, amended and supplemented from time to time.

3. Any lien arising from time to time in connection with the financing of Trigen-Peoples District Energy Company with The Prudential Insurance Company of America, including, without limitation, (a) Stock Pledge Agreement dated as of August 2, 1995 between Borrower and The Prudential Insurance Company of America with respect to the shares of stock owned by the Borrower or Peoples District Energy Corporation, and (b) Collateral Assignment of Partnership Interest dated as of August 2, 1995 between Peoples District Energy Corporation and Prudential Insurance Company of America with respect to its partnership interest in Trigen-Peoples District Energy Company.